Exhibit 99.1

ImmunoCellular Therapeutics Announces Third Quarter 2017 Financial Results

-Continued Focus on Stem-to-T-Cell Program-

-Strengthened Financial Condition-

-Conference Call Today at 5:00 pm ET-

Los Angeles, CA – November 21, 2017 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE American: IMUC) today announced financial results for the third quarter 2017.

Anthony J. Gringeri, PhD, President and Chief Executive Officer commented: “As a result of the July financing and streamlining of operations, we have been able to significantly improve our financial condition and reduce our operating expenses. Our management team is focused on advancing our research-stage immuno-oncology programs and technologies, which we believe have potentially meaningful therapeutic and commercial value. At the same time, we are actively seeking to establish collaborations with academic or industry partners that have the resources to enable our clinical-stage programs to move forward. These steps are enabling us to focus resources on advancing our Stem-to-T-Cell program and continue operations at a significantly reduced burn rate and in a capital-efficient manner.”

Dr. Gringeri continued: “We believe that our stem cell technology represents a major step forward in immuno-oncology approaches: that it represents clinically meaningful advantages over other novel immuno-oncology technologies; that it can be used in combination with other immuno-oncology therapeutic approaches; and that the potential return on investment for shifting our focus and dedicating resources to this program can create value for our company and for our shareholders. We remain focused on achieving our vision for our company: to develop immunotherapeutic solutions for intractable cancers, extending the lives of cancer patients, and providing hope for a potential cure. Our Stem-to-T-Cell program is at the research stage today, but we are developing it rapidly, and expect to achieve a number of meaningful milestones in the next 12 to 18 months.”

Net loss for the quarter ended September 30, 2017, was $3.9 million compared to $4.8 million in the same period in 2016. Net loss available to common shareholders for the quarter ended September 30, 2017, was $6.1 million, or $0.40 per basic and diluted common share, compared to $4.8 million, or $1.58 per basic and diluted common share, in the same period in 2016. The 2017 net loss available to common shareholders includes the net loss of $3.9 million plus $1.6 million of deemed dividends and $600,000 of original issue discount associated with the convertible preferred stock issued as part of the July 2017 financing. There were no similar charges during the quarter ended September 30, 2016.

For the quarter ended September 30, 2017, research and development expenses were $2.8 million compared to $4.6 million during the quarter ended September 30, 2016. The decrease primarily reflects the suspension of the phase 3 trial of ICT-107 in June 2017. During the third quarter of 2017, the Company incurred wind-down costs related to the trial, which are expected to taper in future quarters. General and administrative expenses for the quarter ended September 30, 2017, were $1.1 million compared to $900,000 in the same period in 2016. The additional expenses primarily reflect higher professional fees.

For the nine months ended September 30, 2017, the Company incurred a net loss of $13.9 million compared to $15.8 million in the same period in 2016. Net loss available to common shareholders for the nine months ended September 30, 2017 was $16.1 million, or $2.13 per basic and diluted share, compared to $15.8 million, or $6.19 per basic and diluted share, during the same period in 2016. The 2017 net loss available to common shareholders includes the net loss of $13.9 million plus $1.6 million of deemed dividends and $600,000 of original issue discount associated with the convertible preferred stock issued as part of the July 2017 financing. There were no similar charges during the nine months ended September 30, 2016.

During the nine months ended September 30, 2017, the Company used $11.7 million of cash in operations compared to $16.1 million in the same period in 2016. During 2017, the Company applied certain vendor deposits against the termination invoices from some vendors that participated in the ICT-107 trial and delayed payments to certain other vendors. The Company is developing payment plans with its creditors.

In July 2017, ImmunoCellular completed a financing that provided $4.1 million in net proceeds from the sale of convertible preferred stock, with the potential to secure an additional $9 million in funding over the 12 months following the closing of the financing from the exercise of warrants to purchase preferred stock issued in the financing transaction. As part of the financing, the Company issued three warrant tranches of $3 million each with maturities in October 2017, January 2018 and July 2018. Through September 30, 2017, the Company received $2.2 million in net proceeds from the exercise of warrants. Subsequent to September 30, 2017, the Company received an additional $3.6 million of proceeds from the exercise of warrants. All of the warrants that expired in October 2017 were exercised. The proceeds from the financing are being used to move forward with a restructuring plan focused on winding down ICT-107 activities and advancing early-stage research programs while continuing to seek partnership opportunities for development-stage assets. As of September 30, 2017, the Company had $6.0 million in cash and 23,788,510 shares of common stock outstanding.

Conference Call and Webcast Today

ImmunoCellular plans to hold a conference call and webcast today, November 21, 2017, at 5:00 pm ET to review third quarter 2017 financial results and provide a business update. The call will be hosted by Anthony J. Gringeri, PhD, President and Chief Executive Officer.

LIVE CALL:	(877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 3689426.

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular’s website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd., based in Los Angeles, is developing immune-based therapies for the treatment of cancer. ImmunoCellular is focused on advancing its Stem-to-T-Cell research program, which engineers hematopoietic stem cells to generate cytotoxic T cells. Additional assets, for which the Company is seeking partners, include clinical-stage programs - ICT-107, ICT-121 and ICT-140 - which are patient-specific, dendritic cell-based immunotherapies targeting solid tumors. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, whether ImmunoCellular will be able to finance its ongoing operations following termination of existing clinical development programs, reduce outstanding obligations to creditors of the Company and minimize or defer the costs of restructuring in order to enable its immunotherapy program; the likelihood, timing and outcome of ImmunoCellular’s possible strategic alternatives, including a partnership, collaboration or restructuring; ImmunoCellular’s beliefs regarding the advantages and therapeutic and commercial value of its programs; ImmunoCellular’s ability to advance its Stem-to-T-Cell program and achieve certain milestones in the next 12 to 18 months; and ImmunoCellular’s ability to achieve its other clinical, operational, strategic and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates and the uncertain timing of completion and success of clinical trials. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q for the period ended June 30, 2017 and subsequent filings with the Securities and Exchange Commission. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.652.4819

jane@jmgcomm.com

Condensed Consolidated Balance Sheets

	9/30/2017	12/31/2016
	(Unaudited)
Cash	$6,005,298	$11,437,118
Other current assets	710,803	1,977,671
Non current assets	59,660	3,475,201

Total assets	$6,775,761	$16,889,990

Current liabilities	$7,299,068	$3,238,943
Warrant liability	—	573,560
CIRM liability	—	6,945,741
Shareholders’ deficit	(523,307)	6,131,746

	$6,775,761	$16,889,990

Condensed Consolidated Statement of Operations (Unaudited)

	3 months	3 months	9 months	9 months
	ended	ended	ended	ended
	9/30/2017	9/30/2016	9/30/2017	6/30/2016
Revenue	$0	$0	$0	$0
Research and development	2,763,659	4,563,896	17,802,980	13,734,693
General and administrative	1,137,329	908,380	2,918,773	3,058,027

Loss before other income (expenses)	(3,900,988)	(5,472,276)	(20,721,753)	(16,792,720)
Interest income	109	9,920	4,284	18,831
Interest expense	—	(342,323)	(882,683)	(889,146)
Financing expense	—	(111,557)	—	(142,788)
Change in fair value of warrant liability	—	1,118,411	—	2,045,082
Derecognition of CIRM liability	—	—	7,719,440	—

Net loss	(3,900,879)	(4,797,825)	(13,880,712)	(15,760,741)
Accretion of beneficial conversion feature on convertible preferred stock	(1,576,986)	—	(1,576,986)	—
Accretion of original issue discount on preferred stock	(571,854)	—	(571,854)	—
Preferred stock dividends	(6,160)	—	(6,160)	—

Deemed dividend from warrant repricing	(23,311)	—	(23,311)	—

Loss attributable to common shareholders	$(6,079,190)	$(4,797,825)	$(16,059,023)	$(15,760,741)

Net loss per share, basic and diluted:	$(0.40)	$(1.58)	$(2.13)	$(6.19)